UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

PEOPLES FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

Stilwell Activist Investments, L.P. Stilwell Value Partners VII, L.P. Stilwell Activist Fund, L.P. Stilwell Value LLC Joseph Stilwell Megan Parisi Stewart F. Peck Scott M. Polakoff
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Joseph Stilwell and certain affiliated entities (collectively, “Stilwell”), together with the other participants in Stilwell’s solicitation (together with Stilwell, the “Participants”), have filed a definitive proxy statement and accompanying GREEN universal proxy card (collectively, the “Definitive Proxy Materials”) with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of Stilwell’s highly-qualified director nominee at the 2024 annual meeting of stockholders (the “Annual Meeting”) of Peoples Financial Corporation, a Mississippi corporation (the “Company”).

On April 1, 2024, Stilwell mailed the following letter to the Company’s stockholders:

Stilwell Activist Investments, L.P.

111 BROADWAY • 12TH FLOOR

NEW YORK, NY 10006

(787) 985-2194

INFO@STILWELLGROUP.COM

April 1, 2024

Dear Fellow PFBX Owner,

Our Company’s Chairman, President, and Chief Executive Officer, Chevis Swetman, writes to us that his goal is “maximizing shareholder value over the long-term.”1

Given that our Company’s share price has declined by approximately half over the last quarter-century2 under his stewardship, his definition of “long-term” must indeed be very long-term.

While we maintain that he’s failed at taking care of PFBX’s actual owners, he has succeeded brilliantly in taking care of himself.

In addition to his not inconsiderable salary and bonus, year in and year out ($364,755 for 20233), we believe him to be the largest beneficiary of the “employee and director benefit plans liabilities” which amount to $19,581,000.[4] (Information provided by the Company is in the footnotes below.) Not surprisingly, the Company does not specifically detail what part of the $19,581,000 is Chevis’s.

Let’s offer Chevis a challenge: We’ll donate $100,000 to the Southern Mississippi charity of his choice if PFBX comes clean and delineates the individuals (with amounts per individual) who stand to receive the $19,581,000.

Oh, and have we mentioned that Chevis’s son oversaw the securities portfolio that’s declined by over $50,000,000?5

Please vote the GREEN proxy card to begin to clean up our Company.

Respectfully,

Megan Parisi

(787) 985-2194

mparisi@stilwellgroup.com

You can vote by telephone, online or by signing and dating the enclosed GREEN proxy card and returning it in the postage-paid envelope.

If you have any questions, require assistance in voting your GREEN proxy card, or need additional copies of our proxy materials, please contact Okapi Partners at the phone numbers or email listed below.

Okapi Partners LLC

Attn: Mr. Jeremy Provost
1212 Avenue of the Americas, 17th Floor
New York, NY 10036

+ 1 (212) 297-0720 (Main)
+ 1 (844) 343-2621 (Toll-Free)
Email: info@okapipartners.com

1 PFBX’s 2023 Annual Shareholder Letter filed on March 20, 2024.

2 (A) Yahoo Finance PFBX closing share price on July 20, 1999: $30.50. (B) Yahoo Finance PFBX closing share price on March 25, 2024: $15.50.

3 PFBX’s Schedule 14A filed on March 20, 2024, p. 37. Chevis Swetman’s salary: $288,915 + bonus: $75,840 = $364,755.

4 PFBX’s Form 10-K filed on March 20, 2024 (A) Employee and director benefit plans liabilities amount: ~$19,581K, p. 51. (B) The accrual amount of the present value of accumulated benefits under the Executive Supplemental Income Plan and Directors’ Deferred Income Plan: ~$14,423K, p. 96. (C) The accrual amount of the present value of accumulated benefits under additional plans for post-retirement benefits for certain key executives: ~$1,594K, p. 97. (D) The accrual amount of the present value of accumulated benefits under endorsement split dollar policies: ~$114K, p. 97. (E) The accrual amount of the present value of accumulated benefits under the additional plans for post-retirement benefits for directors: ~$219K, p. 97. (F) Accumulated Post-retirement Benefit Obligation: ~$3,231K, p. 98.

5 PFBX’s Form 10-K filed on March 20, 2024 (A) Amortized cost of total available for sale securities (“AFS”): $379,195K; AFS estimated fair value: $339,477K; Difference in AFS cost vs. fair value: $39,718K in net unrealized losses, p. 73. (B) Amortized cost of total held to maturity securities (“HTM”): $150,941K; HTM estimated fair value: $138,523K; Difference in HTM cost vs. fair value: $12,418K in net unrealized losses, p. 50. (C) Based on (A) and (B), total net unrealized losses in the securities portfolio: $39,718K + $12,418K = $52,136K (or a decline of ~$52 million).

STILWELL STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ ITS DEFINITIVE PROXY MATERIALS AS THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN STILWELL’S PROXY SOLICITATION. STILWELL’S DEFINITIVE PROXY MATERIALS ARE AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT HTTPS://WWW.SEC.GOV.